EXHIBIT 99.4

RESTRICTED STOCK AGREEMENT

Grant Date:                                                                                <<Grant Date>>

Grantee ("Employee"):                                                            <<Participant Name>>

Aggregate Number of Shares Subject to Award:               <<Number _Restricted_Shares>>

This RESTRICTED STOCK AGREEMENT ("Agreement") is made as of <<Grant Date>>, between HALLIBURTON COMPANY, a Delaware corporation, and <<Participant Name>> ("Employee").   Halliburton Company and its subsidiaries or affiliated companies are collectively referred to herein as the "Company").

1.	Award.

(a)
Shares.  Pursuant to the Halliburton Company Stock and Incentive Plan (the "Plan") the aggregate number of shares subject to award set forth above of Halliburton Company common stock, par value $2.50 per share ("Stock"), shall be issued as hereinafter provided in Employee's name subject to certain restrictions thereon.  The shares granted pursuant to this Agreement that are subject to Forfeiture Restrictions (as defined below) are referred to as the "Restricted Shares".

(b)	Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)
Plan Incorporated.  Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)
Forfeiture Restrictions.  In the event of termination of Employee's employment with the Company for any reason other than (i) death or disability as determined by the Company, or (ii) except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions".

(b)
Assignment of Restricted Shares Prohibited. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Internal Revenue Code (the "Code") or Title I of the Employee Retirement Income Security Act of 1974, as amended, or similar order.  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(c)
Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the vesting details for this grant displayed in the Distribution Schedule in the Employee's Account at www.NetBenefits.Fidelity.com.  Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee's employment with the Company is terminated by reason of death or disability (as determined by the Company).  In the event Employee's employment is terminated for any other reason, including retirement, upon the recommendation of applicable management of the Company and/or business unit, the Committee which administers the Plan (the "Committee") or its delegate, as appropriate, may, in the Committee's or such delegate's sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Employee's termination date, if later.

(d)
Book Entry Record.  The Restricted Shares shall be represented by book entry transaction registered in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation or any national securities exchange.

(e)
Value of Stock.  Employee further understands and agrees that the Company is neither responsible for any foreign exchange fluctuations between Employee's local currency and the United States Dollar that may affect the value of Stock nor liable for any decrease in the value of Stock.

3.
Non-Disclosure, Non-Solicit and Non-Compete Covenants.  To further align Employee's interests with the Company's long-term business interests, including the preservation of the Company's goodwill and the protection of the Confidential Business Information (as defined below) that Employee has obtained and will, necessarily continue to receive and rely on, Employee and the Company hereby agree to the following:

(a)
Non-Disclosure of Confidential Business Information.  Employee will not at any time during employment by the Company, and for so long thereafter as the pertinent information or documentation remains confidential, use (either for the benefit of Employee or the benefit of others), publish, disclose, claim ownership of, communicate, divulge or send to others, access, or take, any Confidential Business Information or any confidential information of the vendors, consultants, affiliates, joint ventures, or customers of the Company, except as required in the conduct of the Company's business, or as otherwise authorized in writing by the Company.  Employee acknowledges and agrees that any unauthorized use or disclosure of Confidential Business Information or other confidential information would cause irreparable harm to the Company.  Notwithstanding the foregoing, this Agreement does not prevent Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission or any other governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law or receiving any award for information provided under such whistleblower provisions.

(b)
Non-Solicit and Non-Compete.  During Employee's employment with the Company and for twelve months immediately thereafter, Employee will not, other than on behalf of the Company, directly or indirectly, as a proprietor, partner, employee, agent or otherwise:

(i)
Solicit or hire any Company employee, contractor, or consultant to work for, or provide goods or services to, any other company or organization.  For the purpose of this provision, "Company employee, contractor, or consultant" means any individual or entity who or which was employed or retained by, or provided goods or services to, the Company within the last twelve months of Employee's employment by the Company.

(ii)
Sell, attempt to sell, or assist in the effort of anyone else who sells or attempts to sell, any products or services which compete with products or services offered by Company to any actual or prospective customer of the Company with whom or with which Employee dealt at any time during the last twelve months of Employee's employment by the Company or about whom Employee has any Confidential Business Information.

(iii)
Participate in, work for, or provide services, in the Territory in which Employee was employed, to any person or entity that is, or is actively planning to be, a "Competitive Business." The "Territory in which Employee was employed" shall include, but not be limited to (1) Employee's geographical area of responsibility, (2) a zone of 150 miles radius from a facility, location or office of the Company in which Employee was employed during the last eighteen months of Employee's employment at the Company, and (3) all locations from which Employee regularly performed Employee's job functions or performed significant job functions, during the last eighteen months of Employee's employment at the Company.  The term "Competitive Business" shall mean any business (however organized or conducted) that competes with a business in which the Company is engaged or in which the Company was actively planning to engage, at any time during the last twelve months of Employee's employment by the Company, provided that Employee was involved with or had access to Confidential Business Information regarding such business.  This restriction does not prohibit Employee from working for a person or entity, even if a Competitive Business, in a capacity unrelated to the work that Employee performed for the Company, provided Employee and any new employer first provide the Company with adequate written assurances of the steps taken to ensure the protection, and to prevent the use or disclosure, of Confidential Business Information.

(iv)
Act in any capacity for or with any Competitive Business, or for or with any of their agents, if in such capacity Employee would, because of the nature of his/her role with such Competitive Business and Employee's knowledge of Confidential Business Information, inevitably use and/or disclose any Confidential Business Information in his/her work for, or on behalf of, the Competitive Business or its agent.

(v)	Otherwise interfere with, disrupt or attempt to disrupt relations between the Company and any of its employees, contractors, or consultants.

(c)
State Specific Limitations.  Employee and the Company hereby further agree that, in spite of anything in the Agreement to the contrary, if and to the extent Employee works for the Company, not including temporary assignments or business travel, in the states mentioned below, the restrictions in Paragraph 3(b) will be revised as set forth below.  During any portion of Employee's employment with the Company when Employee is not assigned to one of the states listed below, this Agreement shall be enforceable in its entirety:

(i)
California and North Dakota:  The only provisions of Paragraph 3(b) that will apply during Employee's ongoing (not temporary or business travel) assignment in California or North Dakota shall be subparagraph (i) and, to the extent necessary to protect the Company's trade secrets, subparagraphs (iv) and (v).

(ii)
Oklahoma:  The only provisions of Paragraph 3(b) that will apply during Employee's ongoing (not temporary or business travel) assignment in Oklahoma shall be subparagraph (i), and to the extent necessary to prevent the direct solicitation of the sale of goods and/or services from the customers of the Company, subparagraph (ii), and to the extent necessary to protect the Company's trade secrets, subparagraphs (iv) and (v).

(iii)
Louisiana:  The provisions of Paragraph 3(b) will apply during Employee's ongoing (not temporary or business travel) assignment in Louisiana in the following Louisiana parishes and municipalities: Acadia, Bienville, Bossier, Caddo, Calcasieu, Cameron, Iberia, Lafayette, Lafourche, Orleans, Plaquemines, Rapides, St. Mary, St. Martin, Terrebonne, and Vermilion.

(d)
Confidential Business Information.  As used in this Agreement, the term "Confidential Business Information" means any and all of the Company's trade secrets, confidential and/or proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, methods, designs, drawings, and other technical information; the methods though which the Company identifies, hires, trains and compensates its employees; details regarding the Company's employees, including their compensation, contact information, and their performance and conduct; methods to locate and qualify contractors, vendors and third party factories; the identity of the Company's contractors, vendors and third party factories; the individuals, and their contact Information, at contractors, vendors and third party factories with whom the Company has dealt; the amounts and types of goods and/or services purchased in the past from contractors, vendors and third party factories; the amounts paid for such past purchases; the identity of the Company's customers; the individuals, and their contact information, at customers with whom Employee has dealt; the amounts and types of products and services purchased in the past by such customers; the amount paid for such past purchases, the timing of such past purchases, and the method of payment for such past purchases; the Company's plans for future products and services; the details of any ongoing or planned negotiations for future products and services; and the Company's plans for the future, including without limitation plans for its products and services, for geographic and customer markets, and for marketing, promoting, selling, distributing and providing its products and services.

4.
Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, FICA, or other applicable tax purposes or hypothetical withholding pursuant to any Company policy or business practice, then in any such case, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws and regulations, and Company policies or business practices; and if Employee fails to do so, the Company is hereby authorized by Employee to withhold from any cash or Stock remuneration then or thereafter payable to Employee, any tax or hypothetical withholding to be withheld by reason of such resulting income.

5.
Status of Stock.  Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel to the Company constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6.
Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of Halliburton Company and its subsidiaries or affiliated companies for any particular period of time.  This Agreement shall not interfere in any way with the Company's right to terminate Employee's employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Employee's employment contract, if any, and do not guarantee either Employee's right to receive any future grants under such Agreement or the Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

7.
Data Privacy.  In order to perform its obligations under the Plan or for the implementation and administration of the Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Employee.  Such data includes, but is not limited to Employee's name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries' contact information.  Employee explicitly consents to the collection, transfer (including to third parties in Employee's home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award.  Employee understands that refusal or withdrawal of consent may affect Employee's ability to participate in the Plan or to realize benefits from this Agreement. At all times, the Company shall maintain the confidentiality of Employee's personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties and such actions will be undertaken by the Company only in accordance with applicable law.

8.
Mode of Communications.  Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that Halliburton Company and its subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company's email system or by reference to a location on the Company's intranet or website or a website of the Company's agent administering the Plan. By accepting this grant, whether electronically or otherwise, Employee also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.  To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

9.
Committee's Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

10.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

11.
Compliance with Laws.  Employee understands that the laws of the country in which he/she is working or residing at the time of grant or lapse of Forfeiture Restrictions of the Restricted Shares or at the subsequent sale of shares of Stock granted to Employee under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Employee to additional terms and conditions or procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such shares.  Such requirements may include but are not limited to personal income tax returns or reporting statements in relation to the holding of Stock or any bank or brokerage account, the subsequent sale of Stock, and the receipt of any dividends.  The Company also reserves the right to impose other requirements on Employee's participation in the Plan and any Stock acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate administration of the Plan.

12.
Governing Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, which Program's last step is final and binding arbitration.  Notwithstanding the foregoing, the parties agree that in addition to any other rights or remedies they may have, that either party shall be entitled, if it so elects, to institute a proceeding in any court of competent jurisdiction to obtain a preliminary injunction (with each waiving the other's obligation, if any, to post bond) in order to prevent activities in violation of the Agreement and to maintain the status quo pending resolution of the parties' dispute in accordance with the Halliburton Dispute Resolution Program.

13.
Federal Defend Trade Secrets Act Notice.  Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

14.
Other Terms. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the Agreement shall be reformed and construed so that it would be enforceable to the maximum extent legally possible, and if it cannot be so reformed and construed, as if such unenforceable provision, or part thereof, had never been contained herein.   The Non-Disclosure, Non-Solicit, and Non-Compete in this Agreement shall be separate, independent and concurrently enforceable with other employee agreements that have been signed by Employee.  In the event such provisions of an agreement is determined by an adjudicator as not to be enforceable, any other concurrently enforceable provisions may still be enforced.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

HALLIBURTON COMPANY

[Missing Graphic Reference]

By

Jeffrey A. Miller
President and Chief Executive Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRICTED STOCK AGREEMENT DATED <<Grant Date>>.

<<Electronic Signature>>

<<Acceptance Date>>

RSA517